Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280368

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 5 DATED JUNE 17, 2025

TO THE PROSPECTUS DATED APRIL 11, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated April 11, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the amendment of the Credit Agreement.

Third Amendment to Credit Agreement

The following disclosure is added following the third paragraph in the section of the Prospectus entitled “Selected Information Regarding our Operations—Information Regarding our Indebtedness—Credit Facility.”

On June 13, 2025, we amended the Credit Agreement to account for the DST Program whereby the Operating Partnership’s affiliates (which may include certain of the Operating Partnership’s subsidiaries which are guarantors of the obligations under the Credit Agreement) will cause the formation of one or more DSTs, which will receive contributions of properties from the Operating Partnership or an affiliate of the Operating Partnership or acquire properties from third parties. In addition, we amended the Credit Agreement to allow for properties utilized in the DST Program to be included in the calculation of Total Asset Value (as defined in the Credit Amendment) and the calculation of Unencumbered Asset Value (as defined in the Credit Amendment), which impacts certain financial covenants.

VGN-NREIT2-0625P